CSW EXECUTIVE COMPENSATION

                          EXECUTIVE COMPENSATION REPORT

The Corporation's executive compensation program has as its foundation the following objectives:

     * Maintaining a total compensation program consisting of base salary, performance incentives and benefits designed to support the corporate goal of providing superior value to our stockholders and customers;

     *    Providing   comprehensive  programs  which  serve  to  facilitate  the recruitment, retention and motivation of qualified executives; and

     * Rewarding key executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to the Corporation's stockholders in both the long-term and the short-term.

         The Executive Compensation Committee of the Board ("Compensation Committee"), which consists of six independent outside directors, has designed the Corporation's executive compensation programs around a strong pay-for-performance philosophy. The Compensation Committee strives to maintain competitive levels of total compensation as compared to peers in the utility industry.

         Each year, the Compensation Committee conducts a comprehensive review of the Corporation's executive compensation programs. The Compensation Committee is assisted in these efforts by an independent consultant and by the Corporation's internal staff, who provide the Compensation Committee with relevant information and recommendations regarding the compensation policies, programs and specific compensation practices. This review is designed to ensure proper programs are in place to enable the Corporation to achieve its strategic and operating objectives, provide superior value to its stockholders and customers, and to document the Corporation's relative competitive position.

         To maintain competitive, comprehensive compensation, the Compensation Committee reviews a comparison of the Corporation's compensation program with those offered by comparable companies within the utility and general industry. For each component of compensation as well as total compensation, the Compensation Committee seeks to ensure the Corporation's level of compensation for expected levels of performance approximates the average for executive officers in similar positions at comparable companies. In most years, this means that the level of total compensation for expected performance will be near the average for comparable companies. Performance above or below the expected levels is reflected in a corresponding increase or reduction in the incentive portion of the Corporation's compensation program.

         To further this pay for performance philosophy, the Compensation Committee has increased the percentage of pay that varies in relation to performance and has slowed the growth in base pay.

         The amounts of each of the primary components of executive compensation--salary, annual incentive plan awards and long-term incentive plan awards--will fluctuate according to corporate, business unit and/or individual performance as described in detail in this report. Corporate performance for these purposes is measured against a peer group of selected companies in the utility industry (Utility Peer Group). The Utility Peer Group consists of the companies listed in the S&P Electric Utility Index as well as large regional competitors. The Compensation Committee believes that using the Utility Peer Group provides an objective measure to compare performance benchmarks appropriate for compensation purposes.

         The Corporation's executive compensation program includes several components serving long and short-term objectives and taking advantage of several federal income tax incentives which are not directly performance-based. The Corporation provides it senior executive officers with benefits under the Special Executive Retirement Plan and all executive officers with certain executive perquisites (as noted elsewhere in this Proxy Statement). In addition, the Corporation maintains for each of its executive officers a package of benefits under its pension and welfare benefit plans that is generally provided to all employees, including group health, life, disability and accident insurance plans, tax-advantage reimbursement accounts, a defined pension plan, and the ThriftPlus 401(k) thrift plan.

         The following describes the relationship of compensation to performance for the principal components of executive officer compensation:

         Base Salary. Each executive officer's corporate position is matched to a comparable position within the utility industry and is valued at both the 50th percentile market level as well as the 75th percentile of the market. In some cases, these positions are common in both the utility industry and general industry. In these cases, comparison are made to both markets. The position is then evaluated based on the position's overall contribution to corporate goals. This internal weighting is combined with the value the market places on the associated job responsibilities, and a salary is assigned to that position.

         Each year the assigned salary values are reviewed against market conditions, including compensation practices in the Utility Peer Group, inflation, and supply and demand in the labor markets. If these conditions change significantly there may be an adjustment to base salary. Finally, the results of the executive officer's performance over the past year becomes part of the basis of the Compensation Committee's decision to approve, at its discretion, base salaries of executive officers.

         Incentive Programs - General. The executive incentive programs are designed to strike an appropriate balance between short-term accomplishments and the Corporation's need to effectively plan for and perform over the long-term.

         Incentive Programs - Annual Incentive Plan. The Annual Incentive Plan ("AIP") is a short-term bonus plan rewarding annual performance. AIP awards are determined under a formula that directly ties the amount of the award with levels of achievement for specific individual, business unit and corporate goals. The amount of an executive officer's AIP award equals the arithmetic product of (i) that officer's target award and (ii) a composite performance index. The award can vary from zero to a maximum of 150 percent of target.

         The composite performance index for executive officers generally is the arithmetic product of two equally weighted indices, a corporate performance index and an individual performance index. For those executive officers whose principal responsibility is to a subsidiary business unit of the Corporation, a third equally weighted index consisting of a performance index for that business unit may, at the discretion of the Committee, be factored into the composite index.

         The corporate performance index is determined by two equally weighted measures--earnings per share and cash flow. Threshold, target and exceptional levels for these objective measures are set by the Compensation Committee in the first quarter of each year. The Compensation Committee considers both historic performance and budgeted or expected levels of performance in setting these targets.

         The individual performance index represents the average of results achieved on several individual goals and a subjective evaluation of overall job performance. Although individual performance goals do not necessarily directly correlate to identifiable corporate performance, these goals are constructed to support work team, departmental or business unit performance which links to corporate goals or initiatives. If an individual fails to achieve a minimum threshold performance level on the individual performance index, that individual does not earn an AIP award for the year.

         The performance index for a given subsidiary business unit represents the weighted average of performance indices that measure the achievement of specific objective and/or subjective goals that are set and weighted at the beginning of the year for that business unit. The specific goals generally will include achieving specific earnings levels and one or more non-financial goals such as achievement of customer satisfaction ratings or productivity measures of strategic goals. If a business unit performance index is factored into the composite index and a given subsidiary of the Corporation fails to achieve a minimum threshold level of performance on each of its performance goals, the subsidiary performance will equal zero.

         Target awards for executive officers have been fixed at 50 percent of salary for the chief executive officer, 45 percent of salary for executive and senior vice presidents, 40 percent of salary for business unit presidents and 30 percent of salary for other executive officers. The corresponding maximum AIP award that can be earned by the executive is 1.5 times the target award. These targets are established by a review of competitive practice among the Utility Peer Group.

         Performance under the AIP is measured or reviewed by each executive officer's superior officer, or in the case of the chief executive officer, the Compensation Committee, with the assistance of internal staff. The results are reviewed and are subject to approval by the Compensation Committee. Under the terms of the AIP, the Compensation Committee, in its discretion, may vary corporate or company performance measures and the form of payment for AIP awards from year to year prior to establishing the awards, including payment in cash or restricted stock, as determined by the Compensation Committee.

         In 1996, AIP awards were determined based on the corporate performance index, the subsidiary business unit performance indices and the individual performance index. For 1996, the Corporation achieved 102.27 percent of the corporate performance index based on the earnings per share and cash flow measures. Awards based on these results were paid in the form of cash to all participants in January, 1997.

         Incentive Programs - Long Term Incentive Plan. The Compensation Committee rewards long-term performance with awards made pursuant to the Central and South West Corporation 1992 Long-Term Incentive Plan (LTIP). The Compensation Committee selects the form and amount of long-term awards based upon its evaluation of which vehicles are best positioned to serve as effective incentives for long-term performance.

         Since 1992, the Compensation Committee has established long-term awards in the form of performance shares. These awards provide incentives both for exceptional corporate performance and retention. Each year, the Compensation Committee has set a target award of a specific dollar amount for each awardee based on a percentage of Salary Midpoint. For 1997, the target award will be set as a percentage of salary. The dollar amount corresponding to the target award is divided by the per share market price of the Corporation's Common Stock on the date the award is established to derive the number of shares of such stock that will be issued if target performance is achieved by the Corporation.

         The payout of such long-term award is based upon a comparison of the Corporation's total stockholder return over a three-year period, cycle, against total stockholder returns of utilities in the S&P Electric Utility Index over the same three-year period. Total stockholder return is calculated by dividing
(i) the sum of (A) the cumulative amount of dividends per share for the three-year period, assuming full dividend reinvestment, and (B) the change in share price over the three-year period, by (ii) the share price at the beginning of the three-year period. If the Corporation's total stockholder return for a cycle falls in one of the top three quartiles of similarly-calculated total stockholder returns achieved at companies in the S&P Electric Utility Index, the Corporation will make a payout to participants for the three-year cycle then ending. First, second and third quartile performance will result in payouts of 150 percent, 100 percent and 50 percent of target, respectively. Performance in the fourth quartile yields no payout under this program.

         Each year a new three-year performance cycle has been established. In March 1996, the Committee reviewed total stockholder return results for the period covering 1993-1995, and, because they were below the threshold for a payout, no awards were granted. In January 1997, the Committee reviewed total stockholder return results for the period covering 1994-1996. Results for this period were below the threshold for a payout, therefore, no awards were granted.

         The Corporation from time to time has also granted stock options under the LTIP. Stock options are granted at the discretion of the Compensation Committee. The stock options, once vested, allow the grantee to buy specific numbers of shares of Common Stock at a specific strike price, which to date has been the market price on the date of grant. In determining grants to date, the Compensation Committee has considered both the number and value of options granted by companies in the Utility Peer Group with respect to both the number and value of options awarded by the Corporation, and the relative amounts of other long-term incentive awards at the Corporation and such peers. The executive officer's realization of any value on the options depends upon stock appreciation.

         In January, 1996 the Compensation Committee authorized a stock option grant to the top management of SEEBOARD. This award was intended to align management's interests with stockholders interests in order to enhance the value to the Corporation of this newly-acquired subsidiary. The grant vests equally over the three years, 1997, 1998 and 1999.

         As previously disclosed, in January, 1996 the Compensation Committee authorized a restricted stock grant for the executive officers of the Corporation. This special discretionary award was made to reward sustained, long-term corporate performance, encourage executive retention and focus on the long-term perspective. This grant vests in 25 percent increments in 1997, 1998, 1999 and 2000.

         The Compensation Committee does not consider the current number or value of options or restricted stock held by the Corporation's executive officers in determining the value and size of restricted stock and option awards under the LTIP. No executive officer owns in excess of one percent of the Corporation's Common Stock. Further, the amounts of LTIP awards are measured against similar practices at other companies in the Utility Peer Group.

Tax Considerations

         Section 162(m) of the Internal Revenue Code, as amended (Code), generally limits the Corporation's federal income tax deduction for compensation paid in any taxable year to any one of the five highest paid executive officers named in the Corporation's Proxy Statement to $1 million. The limit does not apply to specified types of exempt compensation, including payments that are not included in the employee's gross income, payments made to or from a tax-qualified plan and compensation that meets the Code definition of performance-based compensation. Under the tax law, the amount of a performance-based award must be based entirely on an objective formula, without any subjective consideration of individual performance.

         The Compensation Committee has carefully considered the impact of this law. At this time, the Compensation Committee believes it is in the Corporation's and stockholder's best interests to retain the subjective determination of individual performance under the AIP. Consequently, payments under the AIP, if any, to the named executive officers may be subject to the limitation imposed by the Code section 162(m).

Rationale for CEO Compensation

          In 1996, Mr. Brooks' compensation was determined as described above and is consistent with all of the Corporation's executive officers.

         Mr. Brooks' annual salary increased to $700,000 in November, 1996. The Compensation Committee based its subjective decision to increase Mr. Brooks' annual salary on Mr. Brooks' role in advancing important corporate initiatives designed to enhance the Corporation's performance and position as a strong utility. These significant initiatives were equally important to the Compensation Committee and are as follows: Mr. Brooks' leadership in guiding the Corporation through a strategic restructuring to align its structure and management to effectively compete in a deregulated environment, his role in effectively transitioning SEEBOARD into the Corporation, his management of the Corporation's position in the CPL rate case and related regulatory proceedings, and a subjective review of the level of corporate earnings achieved in 1996. In addition, as a part of its overall annual review of executive compensation, the Compensation Committee reviewed Mr. Brooks' salary based on market information for similar positions as well as changes in the salaries of chief executive officers at comparable regional utilities (not limited to the Utility Peer Group).

         Mr. Brooks' target AIP award for 1996 was 50 percent of his salary. In 1996, the Corporation achieved 102.27 percent of its corporate objective based on earnings per share and cash flows results, which together with the Compensation Committee's subjective evaluation of Mr. Brooks' individual performance, resulted in a $375,000 AIP award which was paid in cash in January, 1997. Mr. Brooks' individual goals corresponded to the Corporation's strategic goals adopted in pursuit of its overall goal to maximize stockholder value. The Corporation achieved significant milestones for each of such strategic goals.

         To recognize sustained long-term performance, in January, 1996 the Compensation Committee granted Mr. Brooks a restricted stock award of 16,300 shares as disclosed in the 1996 Proxy Statement. These shares were granted at a share price of $27.75 and will vest in 25 percent increments over four years.

         In 1996, the Compensation Committee established Mr. Brooks' performance share target award for the 1996-1998 long-term incentive cycle of $436,745 to be paid in shares of restricted stock in 1999 if performance measures are met. In January, 1997, the Compensation Committee established Mr. Brooks' target award for the 1997-1999 long-term incentive cycle of $490,000 to be paid in shares of restricted stock in 2000 if performance measures are met. In both cases, the target amount was derived by reference to the number and value of grants to chief executive officers at comparable companies (not limited to the Utility Peer Group).

EXECUTIVE COMPENSATION COMMITTEE

                                         Joe H. Foy, Chairman
                                         Molly Shi Boren
                                         Robert W. Lawless
                                         J.C. Templeton
                                         Lloyd D. Ward


Cash and Other Forms of Compensation

         The following table sets forth the aggregate cash and other compensation for services rendered for the fiscal years of 1996, 1995, and 1994 paid or awarded by the Corporation to the Chief Executive Officer and each of the four most highly compensated executive officers (Named Executive Officers).



                                                          SUMMARY COMPENSATION TABLE

                                   Annual Compensation                               Long Term Compensation
                                                                                Awards                    Payouts
                                                            Other
                                                           Annual           Restricted     Securities            All Other
                                                          Compen-             Stock       Underlying   LTIP      Compen-
     Name and                         Salary    Bonus      sation           Award(s)       Options/   Payouts    sation
Principal Position          Year       ($)      ($) (1)     ($)             ($)(1)(2)      SARs(#)     ($)       ($)(3)
-------------------         ----     --------------------------------      ----------  ----------    ----------------------


E.R. Brooks                 1996      657,692  374,354      22,267          417,688         --          --        23,992
  Chairman, President       1995      628,847  162,739      25,149             --           --          --        23,956
  and Chief Executive       1994      599,765       --      20,577             --         38,579        --        24,485
  Officer

T.V. Shockley, III          1996      435,212  242,565      10,746          248,563         --          --        21,742
  Executive Vice            1995      406,870  105,448       8,441            --            --          --        21,706
  President                 1994      392,389       --      12,693            --          23,702        --        22,235

Ferd. C. Meyer, Jr.         1996      345,051  209,898       8,910          194,750         --          --        21,742
  Senior Vice               1995      336,547   86,444      12,354            --            --          --        21,706
  President and             1994      320,637       --       8,236            --          18,459        --        22,235
  General Counsel

Glenn D. Rosilier           1996      334,751  209,898      10,331          194,750         --          --        23,992
  Senior Vice               1995      326,500   86,444       6,706            --            --          --        23,019
  President and Chief       1994      311,541       --       6,714            --          18,459        --        22,235
  Financial Officer

Glenn Files(4)              1996      331,135   44,860      66,415          153,750         --          --        23,992
  Executive Vice            1995      266,223   85,048      19,144             --           --          --        23,117
  President                 1994      246,699   50,000      10,032             --         13,758        --         6,750

Harry D. Mattison(5)        1996      183,083  242,565       8,871          248,563         --          --     2,333,434
  Former Executive Vice     1995      396,823   99,898       5,886             --           --          --        23,956
  President                 1994      382,388     --         8,765             --         23,702        --        24,485
- ----------------------
     (1)  Amounts in these  columns  are paid or awarded in a calendar  year for performance in a preceding year.

     (2)  Grants  of  restricted   stock  are   administered  by  the  Executive
          Compensation  Committee  of the  Board,  which  has the  authority  to determine the individuals to whom and the terms upon which  restricted stock  grants,  including the number of  underlying  shares,  shall be made. The awards  reflected in this column all have four-year  vesting periods  with 25  percent of the stock  vesting on the first,  second, third and fourth  anniversary  dates.  Upon vesting,  shares of Common
          Stock are re-issued  without  restrictions.  The  individual  receives dividends and may vote shares of restricted stock. The amount reported in the table  represents the market value of the shares at the date of grant. As of the end of 1996, the aggregate  restricted stock holdings of each of the Named Executive Officers were:





                         Restricted Stock Held                  Market Value at
                         at December 31, 1996                 December 31, 1996
                         --------------------                 -----------------
       E.R. Brooks               17,074                              $437,521
       T.V. Shockley, III        10,178                               260,811
       Glenn Files                6,333                               162,283
       Ferd. C. Meyer, Jr.        8,013                               205,337
       Glenn D. Rosilier          8,035                               205,897
       Harry D. Mattison           --                                    --
- ---------------
(3) Amounts shown in this column consist of (i) the annual employer matching payments to CSW's Thrift Plus Plan, (ii) premiums paid per participant for personal liability insurance and (iii) average amounts of premiums paid per participant in those years under CSW's memorial gift program. See "Other Information Regarding the Board of Directors - Meetings and Compensation" for a description of the Corporation's memorial gift program.

(4) Mr. Files was promoted to his position as Executive Vice President of the Corporation in April, 1996. Therefore, $97,350 in salary and bonus was paid to him by West Texas Utilities Company ("WTU") where he served as president from 1992. Both 1994 and 1995 salary amounts were paid by WTU. Additionally, in 1996 Mr. Files was reimbursed $25,662 for relocation expenses incurred in connection with his transfer from WTU to the Corporation.

(5) Upon his retirement in 1996, Mr. Mattison was paid an early retirement package valued at $2,309,442.

Option/SAR Grants

         No stock options or stock appreciation rights were granted in 1996. The stock option plans are administered by the Executive Compensation Committee of the Board, which has the authority to determine the individuals to whom and the terms upon which option and SAR grants shall be made. Shown below is information regarding option/SAR exercises during 1996 and unexercised options/SARs at December 31, 1996 for the Named Executive Officers.


                                                        Aggregated Option/SAR Exercises in 1996
                                                        and Fiscal Year-End Option/SAR Values

                                                      Number of Securities                    Value of
                                                      Underlying Unexercised                 In-the-Money
                                       Value        Options/SARs at Year-End         Options/SARs at Year-End($)
                Shares Acquired      Realized            Exercisable/                      Exercisable/
Name            on Exercise(#)         ($)               Unexercisable                   Unexercisable(1)
- -----------------------------------------------------------------------------------------------------------------------

E. R. Brooks          -                -                54,315/12,860                        -/10,442
T. V. Shockley, III   -                -                34,314/ 7,917                        -/ 6,429
Glenn Files           -                -                19,067/ 4,586                        -/ 3,724
Ferd. C. Meyer, Jr.   -                -                26,736/ 6,153                        -/ 4,996
Glenn D. Rosilier     -                -                26,736/ 6,153                        -/ 4,996
Harry D. Mattison   15,801           50,359             18,529/ 7,901                        -/ 6,416
- ---------------
(1)  Calculated based upon the difference between the closing price of the
     Corporation's Common Stock on the New York Stock Exchange on December 31,
     1996 ($25.625 per share) and the exercise price per share of the outstanding unexercisable and exercisable options ($16.250, $24.813 and
     $29.625, as applicable).

Long-Term Incentive Plan Awards in 1996

         The following table shows information concerning certain performance-based awards made to the Named Executive Officers during 1996 under the LTIP:

                                            Performance or                      Estimated Future Payouts under
                     Number of               Other Period                         Non-Stock Price Based Plans
                 Shares, Units or          Until Maturation               Threshold        Target          Maximum
Name               Other Rights                or Payout                     ($)             ($)             ($)
----------------------------------------------------------------------------------------------------------------------------

E. R. Brooks            --                      2 years                      --            436,745            655,118
T. V. Shockley, III     --                      2 years                      --            242,564            363,846
Glenn Files             --                      2 years                      --            126,723            190,085
Ferd. C. Meyer, Jr.     --                      2 years                      --            192,407            288,611
Glenn D. Rosilier       --                      2 years                      --            192,407            288,611
Harry D. Mattison(1)    --                         --                        --              --                 --
----------------
     (1)  Mr. Mattison retired from the Corporation effective April 17, 1996 and therefore is not entitled to future stock awards under the LTIP.

         Payouts of these awards are contingent upon the Corporation achieving a specified level of total stockholder return relative to a peer group of utility companies for a three-year period, or cycle, and exceeding a certain defined minimum threshold. If the Named Executive Officer's employment is terminated during the performance period for any reason other than death, total and permanent disability or retirement, then the award is canceled. The LTIP contains a provision accelerating awards upon a change in control of the Corporation. Except as otherwise provided in the next sentence, if a change in control of the Corporation occurs, all options and SARs become fully exercisable and all restrictions, terms and conditions applicable to all restricted stock are deemed lapsed and satisfied and all performance-based awards are deemed to have been fully earned, as of the date of the change in control. Awards which have been outstanding for less than six months prior to the date the change in control occurs are not subject to such earn-out or acceleration upon the occurrence of a change of control. The LTIP also contains provisions designed to prevent circumvention of the above acceleration provisions through coerced termination of an employee prior to a change in control. See "Executive
Compensation Committee Report - Incentive Programs - Long-Term Incentive Plan" for a more thorough discussion of the terms of the LTIP.

Retirement Plan

                               Pension Plan Table

                                      Annual Benefits After
Average Compensation              Specified Years of Credited Service
---------------------          -------------------------------------------------
                        15             20                25           30 or more
                    ----------      -----------      ------------     ----------
$250,000            $ 62,625          $83,333           $104,167        $125,000
 350,000              87,675          116,667            145,833         175,000
 450,000             112,725          150,000            187,500         225,000
 550,000             137,775          183,333            229,167         275,000
 650,000             162,825          216,667            270,833         325,000
 750,000             187,875          250,000            312,500         375,000

         Executive officers are eligible to participate in the tax-qualified, Central and South West System Pension Plan like other employees of the Corporation. Certain executive officers, including the Named Executive Officers, are also eligible to participate in the Special Executive Retirement Plan
(SERP), a non-qualified ERISA excess benefit plan. Such pension benefits depend upon years of credited service, age at retirement and the amount of covered compensation earned by a participant. The annual normal retirement benefits payable under the pension and the SERP are based on 1.67 percent of "Average Compensation" times the number of years of credited service (reduced by (i) no more than 50 percent of a participant's age 62 or later Social Security benefit and (ii) certain other offset benefits).

         "Average Compensation" is the covered compensation for the plans and equals the average annual compensation, reported as salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. The combined benefit levels in the table above, which include both pension and SERP benefits, are based on retirement at age 65, the years of credited service shown, continued existence of the plans without substantial change and payment in the form of a single life annuity.

         Respective years of credited service and ages, as of December 31, 1996, for the Named Executive Officers are as follows: Mr. Brooks, 30 and 59; Mr. Shockley, 13 and 51; Mr. Files, 25 and 49, Mr. Meyer, 15 and 57; and Mr. Rosilier, 21 and 49. In addition, Mr. Shockley and Mr. Meyer have arrangements with the Corporation under which they will receive a total of 30 years of credited service under the SERP if they remain employed by the Corporation through age 60. In 1992, Mr. Meyer completed five consecutive years of employment which entitled him to receive five additional years of credited service under the SERP as included in his years of credited service set forth above in this paragraph.

         The Corporation has entered into change in control agreements with the individuals named in the Summary Compensation Table. The purpose of the agreements is to assure the objective judgment, and to retain the loyalties of these key individuals in the event the Corporation is faced with a potential change in control. The change in control agreements entitle such individuals, in the event any such individual is terminated by the Corporation within three years after the change in control (and prior to the expiration of the agreements), to receive a lump sum payment equal to four times base salary plus target bonus, enhanced non-qualified retirement benefits, continued health and other welfare benefits for up to three years, and various other non-qualified benefits. The individuals will also be eligible for an additional payment, if necessary, to make them whole for an excise tax on excess payments imposed.


Meetings and Compensation

     The Board held 6 regular meetings and 4 special meetings during 1996. Directors who are not also officers and employees of the Corporation receive annual cash director's fees of $12,000 for serving on the Board and a fee of $1,250 per day plus expenses for each meeting of the Board or committee attended. In addition, the Corporation has a Directors Restricted Stock Plan pursuant to which directors receive $12,000 annually in restricted stock of the Corporation. Beginning in 1997, the 1997 Director's Compensation Plan will award non-employee directors an annual award of 600 phantom stock shares which vest upon termination from the Board and are then converted into one-for-one shares of Common Stock. The Board has standing Policy, Audit, Executive Compensation and Nominating Committees. Chairmen of the Audit, Executive Compensation and Nominating Committees receive annual fees of $6,000, $3,500 and $3,500, respectively, to be paid in cash in addition to regular directors' and meeting fees. Directors who are also officers and employees of the Corporation receive no annual retainer or meeting fees.

     The Corporation maintains a memorial gift program for all of its current directors, directors who have retired since 1992 and certain executive officers. There are 16 current directors and executive officers and 11 retired directors and officers eligible for the memorial gift program. Under this program, the Corporation will make donations in a director's or executive officer's name for up to three charitable organizations in an aggregate of $500,000, payable by the Corporation upon such person's death. The Corporation maintains corporate-owned life insurance policies to fund the program. The annual premiums paid by the Corporation are based on pooled risks and averaged $16,402 per participant for 1996; $16,367 per participant for 1995; and $17,013 per participant for 1994.

     Non-employee directors are provided the opportunity to enroll in a medical and dental program offered by the company. This program is identical to the employee plan and directors who elect coverage pay the same premium as active employee participants in the plan. If a non-employee director terminates his service on the board with ten or more years of service, that director is eligible to receive retiree medical and dental benefits coverage from the corporation.

     The Corporation has retained Glenn Biggs under a Memorandum of Agreement to pursue special business development activities in Mexico on behalf of the Corporation. This agreement, which provides for a monthly fee of $10,000, lasts through December 31, 1997 and may be extended by mutual agreement between Mr. Biggs and the Corporation.

     All current directors attended more than 75 percent of the total number of meetings held by the Board and each committee on which such directors served in 1996, except for Lloyd D. Ward who attended 72% of the total meetings.

Security Ownership of Management

     The following table shows securities beneficially owned as of December 31, 1996 by each director and nominee, certain executive officers and all directors and executive officers as a group. Share amounts shown in this table include options exercisable within 60 days after year-end, restricted stock, shares of Common Stock credited to Thrift Plus accounts and all other shares of Common Stock beneficially owned by the listed persons.

                                  Common Stock
                                                                 Percent of
  Name                                               Shares(1)    Class (2)
  ----                                               ---------    ---------
  Glenn Biggs.........................................14,211         -
  Molly Shi Boren......................................2,886         -
  E.R. Brooks........................................113,690         -
  Donald M. Carlton....................................5,230         -
  T. J. Ellis..........................................2,000         -
  Glenn Files.........................................33,723         -
  Joe H. Foy...........................................8,717         -
  T.M. Hagan..........................................11,740         -
  Robert W. Lawless....................................3,137         -
  Venita McCellon-Allen................................4,535         -
  Ferd. C. Meyer, Jr..................................41,246         -
  James L. Powell......................................4,211         -
  Glenn D. Rosilier...................................60,676         -
  Thomas V. Shockley, III.............................60,657         -
  J.C. Templeton.......................................3,411         -
  Lloyd D. Ward........................................2,157         -
  All of the above and other officers as a group
  (CSW Directors and Officers).......................413,799

-----------------------
(1) Shares for Ms. McCellon-Allen and Messrs. Brooks, Files, Hagan, Meyer, Rosilier, Shockley, and all CSW Directors and Officers include 1,500, 17,074, 6,333, 1,610, 8,013, 8,035, 10,178 and 58,552 shares of restricted stock, respectively. These individuals currently have voting power, but not investment power, with respect to these shares. The above shares also include 1,289, 54,315, 19,067, 6,701, 26,736,
          26,736, 34,331 and 189,917 shares of Common Stock underlying immediately exercisable options held by Ms. McCellon-Allen, Messrs. Brooks, Files, Hagan, Meyer, Rosilier, Shockley, and CSW Directors and Officers, respectively.

(2)       Percentages are all less than one percent and therefore are omitted.


Security Ownership of Certain Beneficial Owners

     Set forth below are the only persons or groups known to the Corporation as of December 31, 1996, with beneficial ownership of 5 percent or more of the Corporation's Common Stock.


                                                        Common Stock
                                               --------------------------------
                                               Amount of
Name, Address of                               Beneficial           Percent of
Beneficial Owners                              Ownership            Class
------------------                             ----------           -----------

Mellon Bank Corporation                        15,097,191 (1)         7.1%
  and subsidiaries
  One Mellon Bank Center
  Pittsburgh, PA 15258

----------------------
(1) Mellon Bank Corporation and its subsidiaries, including Mellon Bank, N.A., which acts as trustee of an employee benefit plan of the Corporation, reported that they exercise sole voting power as to 998,086 shares and shared voting power as to 23,755 shares.


CPL, PSO, SWEPCO AND WTU EXECUTIVE COMPENSATION


         The following table sets forth the aggregate cash and other compensation for services rendered for the fiscal years of 1996, 1995 and 1994 paid or awarded by each registrant to the CEO and each of the four most highly compensated Executive Officers, other than the CEO, whose salary and bonus exceeds $100,000, and up to two additional individuals, if any, not holding an executive officer position as of year-end but who held such a position at any time during the year, and whose compensation for the year would have placed them among the four most highly compensated executive officers.

         Because of the functional restructuring CSW undertook during 1996, certain of the Executive Officers of the U.S. Electric Operating Companies, Messrs. Files, Bremer, Zemanek and Verret, are not actual employed by any of the U.S. Electric Operating Companies. Instead, they are employed by CSW and manage CSW business units and perform policy-making functions that are integral to the U.S. Electric Operating Companies. Therefore, these individuals are included in the Summary Compensation Table due to the functional perspective regarding the management of the companies. For additional information regarding the restructuring, see PART II-MD&A.

U.S. ELECTRIC OPERATING COMPANIES
                                               SUMMARY COMPENSATION TABLE
                                                                                  LONG TERM COMPENSATION
                                          ANNUAL COMPENSATION                     AWARDS          PAYOUTS
                                                                                          CSW
                                                                Other       CSW        Securities
                                                                Annual    Restricted   Underlying            All Other
                                                                Compen-     Stock       Options/    LTIP      Compen-
     Name and                               Salary     Bonus    sation     Award(s)       SARs     Payouts     sation
 Principal Position at Registrant  Year      ($)      ($)(1)    ($)(2)   ($) (1)(3)       (#)        ($)      ($) (4)
- ----------------------------------------------------------------------------------------------------------------------
Glenn Files, President of CSW      1996    331,135    44,860    66,415      153,750          --      --         23,992
Electric business unit (2,5)       1995    266,223    85,048    19,144           --          --      --         23,117
                                   1994    246,699    50,000    10,032           --      13,758      --          6,750

Richard H. Bremer, President       1996    305,910   144,404    73,711      153,750          --      --         21,742
of CSW Energy Services             1995    298,372    89,358    14,691           --          --      --         21,706
business unit (2,5)                1994    277,359    50,000    13,978           --      15,901      --         22,235

Robert L. Zemanek, President       1996    283,250   176,863     6,500      153,750          --      --         23,992
of CSW Energy Delivery             1995    276,270    91,436     9,192           --          --      --         23,117
business unit (5)                  1994    262,962        --     2,981           --      14,792      --         17,472

Richard Verret, President          1996    236,154    84,788     6,055       89,688          --      --          7,590
of CSW Power Generation
business unit (5)

                                               SUMMARY COMPENSATION TABLE
                                                                                  LONG TERM COMPENSATION
                                          ANNUAL COMPENSATION                     AWARDS          PAYOUTS
                                                                                          CSW
                                                                Other       CSW        Securities
                                                                Annual    Restricted   Underlying            All Other
                                                                Compen-     Stock       Options/    LTIP      Compen-
     Name and                               Salary     Bonus    sation     Award(s)       SARs     Payouts     sation
 Principal Position at Registrant  Year      ($)      ($)(1)    ($)(2)   ($) (1)(3)       (#)        ($)      ($) (4)
- ----------------------------------------------------------------------------------------------------------------------
M. Bruce Evans,                    1996    208,000    91,376    70,783       89,688          --       --         4,500
President of CPL (2,5)

Robert R. Carey, Former            1996    138,955   159,312     6,290      153,750          --       --     1,445,588
President and CEO of CPL           1995    306,415    44,679     9,414           --          --       --        23,117
(4,5)                              1994    293,344        --       516           --      15,901       --        23,763

T. D. Churchwell,                  1996    192,500    24,097    79,730       38,438          --       --         5,340
President of PSO (2,5)             1995    180,400    40,388     9,206           --          --       --         4,500
                                   1994    163,329        --   180,191           --       6,133       --         4,500

Michael D. Smith,                  1996    184,269    64,050   115,322       38,438          --       --         5,340
President of SWEPCO (2,5)

Floyd W. Nickerson,                1996    147,692    36,384    69,665       38,438          --       --         5,270
President of WTU (2,5)


(1) Amounts in this column are paid or awarded in a calendar year for performance in a preceding year.

(2) The following are the perquisites and other personal benefits required to be identified in respect of each Named Executive Officer.

                         1996 Relocation Reimbursements
          --------------------------------------------------------------

          Glenn Files                                           $25,662
          Richard H. Bremer                                      34,117
          M. Bruce Evans                                         32,537
          T.D. Churchwell                                        38,955
          Michael D. Smith                                       63,818
          Floyd W. Nickerson                                     37,416

     In 1994, Mr. Churchwell was reimbursed $21,052 for relocation expenses and $73,490 for loss on the sale of his home due to structural problems.

(3) Grants of restricted stock are administered by the Executive Compensation Committee of CSW's Board of Directors, which has the authority to determine the individuals to whom and the terms upon which restricted stock grants, including the number of underlying shares, shall be made. The awards reflected in this column all have four-year vesting periods with 20% of the stock vesting on the first, second and third anniversary dates of the award and 40% vesting on the fourth such anniversary date. Upon vesting, shares of CSW Common are re-issued without restrictions. The individuals receive dividends and may vote shares of restricted stock, even before they are vested. The amount reported in the table represents the market value of the shares at the date of grant. As of the end of 1996, the aggregate restricted stock holdings of each of the Named Executive Officers are presented in the following table.


     Name                          Restricted Stock Held     Market Value at
                                    at December 31, 1996    December 31, 1996
     ------------------------------------------------------------------------

     Glenn Files                           6,333                $162,283
     Richard H. Bremer                     6,485                 166,178
     Robert L. Zemanek                     6,324                 162,053
     Richard Verret                        3,619                  92,737
     M. Bruce Evans                        3,574                  91,584
     Robert R. Carey                          --                      --
     T. D. Churchwell                      1,608                  41,205
     Michael D. Smith                      1,631                  41,794
     Floyd W. Nickerson                    1,515                  38,822

(4) Amounts shown in this column consist of: (i) the annual employer matching payments to CSW's Thrift Plus Plan, (ii) premiums paid per participant for personal liability insurance and (iii) average amounts of premiums paid per participant under CSW's memorial gift program. Under this program, for certain executive officers, directors and retired directors from the CSW System, CSW will make a donation in the participant's name for up to three charitable organizations of an aggregate of $500,000, payable by CSW upon such person's death. CSW maintains corporate-owned life insurance policies to fund the program. The annual premiums paid by CSW are based on pooled risks and averaged $16,402 per participant for 1996, $16,367 for 1995 and $17,013 for 1994. During 1996, Messrs. Bremer, Carey, Files and Zemanek participated. During 1995, Messrs. Bremer, Carey, Files and Zemanek participated. During 1994, Messrs. Carey and Bremer participated. Messrs. Files and Zemanek also participated in the plan in 1994, but coverage was provided by CSW. In 1996, a package valued at $1,422,933 was paid to Mr. Carey upon his retirement.

(5)  System Affiliations.

     Messrs. Files, Bremer, Zemanek and Verret assumed policy making functions for each of the U.S. Electric Operating Companies in 1996. Mr. Files assumed the position of Executive Vice President of the U.S. Electric Operating Companies in April of 1996. Mr. Bremer assumed the position of President of CSW Energy Services in May of 1996, Mr. Zemanek assumed the position of President of CSW Energy Delivery in May of 1996, while Mr. Verret assumed the position of President of CSW Power Generation in May of 1996.

     Messrs. Evans, Smith and Nickerson assumed policy-making positions at the U.S. Electric Operating Companies during April and May of 1996. Prior to that they, and Mr. Verret, were not in positions requiring their inclusion in the Summary Compensation Table. Mr. Evans transferred from CSW Services to assume the position of President of CPL upon the retirement of Mr. Carey. Mr. Smith transferred from CSW Services to assume the position of President of SWEPCO. Mr. Nickerson transferred from CSW Energy to assume the position of President of WTU. Mr. Churchwell transferred from WTU, were he was a policy-making executive officer, to assume the position of President of PSO in May 1996.

     Messrs. Verret, Evans, Smith and Nickerson received no compensation from any of the U.S. Electric Operating Companies in 1995 and 1994.

OPTION/SAR GRANTS

         No stock options or stock appreciation rights were granted in 1996 to the Named Executive Officers herein. The stock option plans are administered by the Executive Compensation Committee of the CSW Board of Directors, which has the authority to determine the individuals to whom and the terms upon which option and SAR grants shall be made.


OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

         Information regarding option/SAR exercises during 1996 and unexercised options/SARs at December 31, 1996 for the Named Executive Officers is presented in the following table.

                                                      Number of CSW Securities
                                                       Underlying Unexercised              Value of
                                           Value      Options/SARs at Year-End     In-the-MoneyOptions/SARs
Name                 Shares Acquired      Realized        (#) Exercisable/       at Year-End ($) Exercisable/
                     on Exercise (#)        ($)            Unexercisable/              Unexercisable (1)
- -------------------------------------------------------------------------------------------------------------
Glenn Files                --                --             19,067/4,586                   --/3,724
Richard H. Bremer          --                --             23,031/5,301                   --/4,304
Robert L. Zemanek          --                --             20,499/4,931                   --/4,004
Richard Verret             --                --             10,028/3,397                   --/2,758
M. Bruce Evans            3,397            12,100            5,532/3,396                   --/2,758
Robert R. Carey            --                --             24,531/5,301                   --/4,304
T. D. Churchwell           --                --              7,223/2,045                   --/1,661
Michael D. Smith           --                --              6,231/1,548                   --/1,257
Floyd W. Nickerson         --                --                3,956/911                     --/740

(1)  Calculated based upon the difference between the closing price of CSW
     Common on the New York Stock Exchange on December 31, 1996 ($25.625 per share) and the exercise price per share of the outstanding options (ranging from $16.25 to $29.625 per share).

LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR

         Information concerning awards made to the Named Executive Officers during 1996 under the LTIP is set forth in the following table.


                                       Performance or        Estimated Future Payouts under
                     Number of CSW      Other Period           Non-Stock Price Based Plans
                    Shares, Units or   Until Maturation    Threshold     Target        Maximum
       Name         Other Rights (#)      or Payout           ($)          ($)           ($)
- ----------------------------------------------------------------------------------------------
Glenn Files               --               2 years            --          126,723      190,085
Richard H. Bremer         --               2 years            --          146,437      219,656
Robert L. Zemanek         --               2 years            --          136,223      204,335
Richard Verret            --               2 years            --           90,667      136,001
M. Bruce Evans            --               2 years            --           90,667      136,001
Robert R. Carey           --               2 years            --          146,437      219,656
T. D. Churchwell          --               2 years            --           63,258       94,887
Michael D. Smith          --               2 years            --           54,740       82,110
Floyd W. Nickerson        --               2 years            --           47,369       71,054


         Payouts of these awards are contingent upon CSW achieving a specified level of total stockholder return relative to a peer group of utility companies for a three-year period, or cycle, and exceeding a certain defined minimum threshold. If the Named Executive Officer's employment is terminated during the performance period for any reason other than death, total and permanent disability or retirement, then the award is canceled. The LTIP contains a provision accelerating awards upon a change in control of CSW. Except as otherwise provided in the next sentence, if a change in control of CSW occurs, all options and SARs become fully exercisable and all restrictions, terms and conditions applicable to all restricted stock are deemed lapsed and satisfied and all performance-based awards are deemed to have been fully earned, as of the date of the change in control. Awards which have been outstanding for less than six months prior to the date the change in control occurs are not subject to such earn-out or acceleration upon the occurrence of a change of control. The LTIP also contains provisions designed to prevent circumvention of the above acceleration provisions through coerced termination of an employee prior to a change in control.


RETIREMENT PLAN
                               PENSION PLAN TABLE
                              ANNUAL BENEFITS AFTER
                       SPECIFIED YEARS OF CREDITED SERVICE
      Average
    Compensation              15           20           25       30 or more
    -----------------------------------------------------------------------

      $100,000             $ 25,050     $ 33,333     $ 41,667      $ 50,000
       150,000               37,575       50,000       62,500        75,000
       200,000               50,100       66,667       83,333       100,000
       250,000               62,625       83,333      104,167       125,000
       300,000               75,150      100,000      125,000       150,000
       350,000               87,675      116,667      145,833       175,000
       450,000              112,725      150,000      187,500       225,000
       550,000              137,775      183,333      229,167       275,000
       650,000              162,825      216,667      270,833       325,000
       750,000              187,875      250,000      312,500       375,000

         Executive officers are eligible to participate in the tax-qualified CSW Pension Plan like other employees of the registrants. Certain executive officers, including the Named Executive Officers, are also eligible to participate in the SERP, a non-qualified ERISA excess benefit plan. Such pension benefits depend upon years of credited service, age at retirement and amount of covered compensation earned by a participant. The annual normal retirement benefits payable under the pension and the SERP are based on 1.67 percent of "Average Compensation" times the number of years of credited service (reduced by (i) no more than 50 percent of a participant's age 62 or later Social Security benefit and (ii) certain other offset benefits).

         "Average Compensation" is the covered compensation for the plans and equals the average annual compensation, reported as salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. The combined benefit levels in the table above, which include both the pension and SERP benefits, are based on retirement at age 65, the years of credited service shown, continued existence of the plans without substantial change and payment in the form of a single life annuity.

         Respective years of credited service and ages, as of December 31, 1996, for the Named Executive Officers are presented in the following table.

          Named Executive Officer   Years of Credited Service      Age
          ------------------------------------------------------------

          Glenn Files                          25                   49
          Richard H. Bremer                    19                   48
          Robert L. Zemanek                    24                   47
          Richard Verret                       24                   50
          M. Bruce Evans                       17                   41
          T. D. Churchwell                     18                   52
          Michael D. Smith                      6                   45
          Floyd W. Nickerson                   17                   39

MEETINGS AND COMPENSATION

         Those directors who are not also officers of CPL, PSO, SWEPCO and WTU receive annual directors' fees and a fee of $300 plus expenses for each board or committee meeting attended, as described below. They are also eligible to participate in a deferred compensation plan. Under this plan such directors may elect to defer payment of annual directors' and meeting fees until they retire from the board or as they otherwise direct. The number of board meetings and annual directors' fees are presented in the following table.

                                        CPL        PSO       SWEPCO     WTU
                                     ----------------------------------------

Number of regular board meetings         4          4          4         5
Annual directors' fees                 $6,000     $6,000     $6,600    $6,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No person serving during 1996 as a member of the Executive Compensation Committee of the Board of Directors of CSW served as an officer or employee of any registrant during or prior to 1996. No person serving during 1996 as an executive officer of the U.S. Electric Operating Companies serves or has served on the compensation committee or as a director of another company whose executive officers serve or has served as a member of the Executive Compensation Committee of CSW or as a director of one of the U.S. Electric Operating Companies.

         The registrants have entered into change in control agreements with the individuals named in the Summary Compensation Table. The purpose of the agreements is to assure the objective judgment, and to retain the loyalties of these key individuals in the event CSW is faced with a potential change in control. The change in control agreements entitle such individuals, in the event any such individual is terminated by registrants within three years after the change in control (and prior to the expiration of the agreements), to receive a lump sum payment equal to four times base salary plus target bonus, enhanced non-qualified retirement benefits, continued health and other welfare benefits for up to three years, and various other non-qualified benefits. The individuals will also be eligible for an additional payment, if necessary, to make them whole for an excise tax on excess payments imposed.


SECURITY OWNERSHIP OF MANAGEMENT

         The following tables show securities beneficially owned as of December 31, 1996, by each director, the CEO and the four other most highly compensated executive officers, and as a group, all directors and Executive Officers of each of the U.S. Electric Operating Companies. Share amounts shown in this table include options exercisable within 60 days after year-end, restricted stock, shares of CSW Common credited to CSW Thrift Plus accounts and all other shares of CSW Common beneficially owned by the listed persons.

         Each of the U.S. Electric Operating Companies has one or more series of preferred stock outstanding. As of December 31, 1996, none of the individuals listed in the following tables owned any shares of preferred stock of any U.S. Electric Operating Company.


               CPL'S BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 1996

                                                         CSW Common
                                                         Underlying
                                                         Immediately
                                 CSW       Restricted    Exercisable
Name                          Common (1)  Stock (2)(3)   Options (3)
---------------------------------------------------------------------

John F. Brimberry                  360           --             --
E. R. Brooks                   113,690       17,074         54,315
M. Bruce Evans                  13,223        3,574          8,928
Glenn Files                     33,723        6,333         19,067
Ruben M. Garcia                     --           --             --
Robert A. McAllen                1,500           --             --
Pete Morales, Jr.                   --           --             --
S. Loyd Neal, Jr.                1,197           --             --
H. Lee Richards                  1,400           --             --
J. Gonzalo Sandoval             14,011        1,605          5,592
Gerald E. Vaughn                 3,162        1,500             --
All of the above and other
  officers as a group          203,602       30,086        107,133

     (1) Beneficial ownership percentages are all less than one percent and therefore are omitted.
     (2) These individuals currently have voting power, but not investment power, with respect to these shares.
     (3)  These shares are included in the CSW Common column.

               PSO'S BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 1996

                                                         CSW Common
                                                         Underlying
                                                         Immediately
                                 CSW       Restricted    Exercisable
Name                          Common (1)  Stock (2)(3)   Options (3)
---------------------------------------------------------------------

E. R. Brooks                   113,690        17,074         54,315
T. D. Churchwell                10,672         1,608          7,223
Harry A. Clarke                     --            --             --
Glenn Files                     33,723         6,333         19,067
Paul K. Lackey, Jr.                 --            --             --
Paula Marshall-Chapman              --            --             --
William R. McKamey              11,490         1,500          1,986
Dr. Robert B. Taylor, Jr.           --            --             --
All of the above and other
  officers as a group          177,464        26,515         85,034

     (1) Beneficial ownership percentages are all less than one percent and therefore are omitted.
     (2) These individuals currently have voting power, but not investment power, with respect to these shares.
     (3) These shares are included in the CSW Common column.


              SWEPCO'S BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 1996

                                                         CSW Common
                                                         Underlying
                                                         Immediately
                                 CSW       Restricted    Exercisable
Name                          Common (1)  Stock (2)(3)   Options (3)
- --------------------------------------------------------------------

E. R. Brooks                    113,690       17,074        54,315
James E. Davison                     --           --            --
Glenn Files                      33,723        6,333        19,067
Dr. Frederick E. Joyce               --           --            --
Karen C. Martin                   3,395           --         1,625
William C. Peatross                  --           --            --
Maxine P. Sarpy                     100           --            --
Michael D. Smith                  8,533        1,631         6,231
All of the above and other
  officers as a group           159,975       25,038        81,238

      (1) Beneficial ownership percentages are all less than one percent and therefore are omitted.
      (2) These individuals currently have voting power, but not investment power, with respect to these shares.
      (3) These shares are included in the CSW Common column.

                WTU's BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 1996

                                                         CSW Common
                                                         Underlying
                                                         Immediately
                                 CSW       Restricted    Exercisable
Name                          Common (1)  Stock (2)(3)   Options (3)
- --------------------------------------------------------------------

Richard F. Bacon                  2,568           --            --
E. R. Brooks                    113,690       17,074        54,315
Paul J. Brower                    9,419        1,596         5,805
Glenn Files                      33,723        6,333        19,067
Tommy Morris                      2,000           --            --
Floyd W. Nickerson                6,814        1,515         3,956
Dian G. Owen                        100           --            --
James M. Parker                   5,000           --            --
Ted Steans                           --           --            --
F. L. Stephens                    2,800           --            --
All of the above and other
  officers as a group           178,576       26,518        83,143

      (1) Beneficial ownership percentages are all less than one percent and therefore are omitted.
      (2) These individuals currently have voting power, but not investment power, with respect to these shares.
      (3) These shares are included in the CSW Common column.